Exhibit 10.1

MULTICURRENCY CREDIT AGREEMENT

DATED AS OF

OCTOBER 5, 2005

AMONG

ARTHUR J. GALLAGHER & CO.,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

HARRIS N.A.,

AS ADMINISTRATIVE AGENT,

CITIBANK, N.A.,

AS SYNDICATION AGENT,

AND

BARCLAYS BANK PLC,

AS DOCUMENTATION AGENT

HARRIS N.A. AND CITIGROUP GLOBAL MARKETS, INC. AS JOINT LEAD ARRANGERS AND

CO-BOOK RUNNERS

TABLE OF CONTENTS

(This Table of Contents is not part of the Agreement)

-i-

-ii-

-iii-

Exhibits

A	-	Form of Notice of Payment Request
B	-	Form of Revolving Credit Note
C	-	Form of Swing Line Note
D	-	Form of Commitment Amount Increase Request
E	-	Form of Compliance Certificate
F	-	Assignment Agreement
G	-	Form of Additional Guarantor Supplement

SCHEDULE 1	Revolving Credit Commitments
SCHEDULE 1.2(a)	Existing L/Cs
SCHEDULE 7.2	Subsidiaries

-iv-

MULTICURRENCY CREDIT AGREEMENT

THIS MULTICURRENCY CREDIT AGREEMENT is entered into as of October 5, 2005, by and among Arthur J. Gallagher & Co., a Delaware corporation (the “Borrower”), the Guarantors from time to time party to this Agreement, the several financial institutions from time to time party to this Agreement, as Lenders, Citibank N.A., as Syndication Agent, Barclays Bank PLC, as Documentation Agent, and Harris N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 6.1 hereof.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDITS.

Section 1.1. The Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively “Revolving Loans”) in U.S. Dollars and Alternative Currencies to the Borrower from time to time on a revolving basis in an aggregate outstanding Original Dollar Amount up to the amount of such Lender’s Revolving Credit Commitment, on or after the Effective Date and before the Termination Date. The sum of the (i) aggregate Original Dollar Amount of Revolving Loans, (ii) the aggregate Original Dollar Amount of Swing Loans, and (iii) the aggregate U.S. Dollar Equivalent of all L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans denominated in U.S. Dollars be either Base Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof.

Section 1.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby or commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries in U.S. Dollars or an Alternative Currency in the U.S. Dollar Equivalent of an aggregate undrawn face amount up to the L/C Sublimit. Notwithstanding anything herein to the contrary, the Existing L/Cs (all of which are listed and described on Schedule 1.2(a) hereto) shall each constitute a “Letter of Credit” herein for all purposes of the Agreement to the same extent, and with the same force and effect, as if such Existing L/Cs had been issued at the request of the Borrower under the Revolving Credit. Each Letter of Credit shall be issued by the L/C Issuer in the manner described above, but each Lender shall be obligated to reimburse the L/C Issuer for its Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time on or after the Effective Date and before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of (i) 12 months from the date of issuance or (ii) 365 days after the Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form customarily prescribed by the L/C Issuer for the type of Letter of Credit, whether standby or commercial, requested (each an “Application”); provided, that with respect to any Letter of Credit with an expiration date that is later than the Termination Date, the Borrower shall deliver to the Administrative Agent no later than 20 days prior to the Termination Date cash collateral in the U.S. Dollar Equivalent of the full amount then available for drawing under such Letter of Credit. Any such cash collateral required by this Section 1.2(b) shall be held by the Administrative Agent pursuant to the terms of Section 10.4 hereof. Notwithstanding anything contained in any Application to the contrary (i) the Borrower’s obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 4.1(b) hereof, (ii) except as provided above, at any time when no Event of Default exists the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid until payment in full thereof at a rate per annum (x) if such Letter of Credit is denominated in U.S. Dollars, equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect and (y) if such Letter of Credit is denominated in an Alternative Currency, equal to the sum of the Applicable Margin for Eurocurrency Loans plus the rate established pursuant to Section 3.2(c)(iii) hereof for Eurocurrency Loans denominated in an Alternative Currency. The L/C Issuer will promptly notify the Lenders of each issuance by it of a Letter of Credit. If the L/C Issuer issues any Letters of Credit with expiration dates that are automatically extended under the terms set forth in such Letter of Credit, then the L/C Issuer will give notice of non-renewal to the Borrower before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be later than 365 days after the Termination Date, (ii) the Revolving Credit Commitments have been terminated or (iii) an Event of Default exists and the Required Lenders have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letters of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 8.2 and the other terms of this Section 1.2. Without limiting the generality of the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions of Section 8.2 and the other terms of this Section 1.2 and the L/C Issuer will not issue, amend or extend the expiration date of any Letter of Credit if any Lender notifies the L/C Issuer of any failure to satisfy or otherwise comply with such conditions and terms and directs the L/C Issuer not to take such action.

(c) The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that, if and as long as no Default or Event of Default exists and the other conditions in Section 8.2 hereof are satisfied, any Reimbursement Obligation outstanding on account of a drawing under a Letter of Credit shall automatically convert into a Borrowing of Base Rate Loans in the U.S. Dollar Equivalent of such Reimbursement Obligation on the date such drawing occurs and the L/C Issuer shall notify the Administrative Agent and each Lender thereof, and each Lender shall thereupon fund its Base Rate Loan in such Borrowing in accordance with Sections 1.1 and 1.5 (except for any requirement that a Borrowing of Base Rate Loans be in a certain amount). If the conditions in Section 8.2 cannot be satisfied with respect to any drawing, then reimbursement of such drawing shall be made in the U.S. Dollar Equivalent in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds) by no later than 1:00 p.m. (Chicago time) on the date when such drawing is paid or, if such drawing was paid after 11:30 a.m. (Chicago time), by the end of such day. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below.

(d) The Participating Interests. Each Lender (other than the Lender then acting as L/C Issuer in issuing Letters of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to (i) from the date the related payment was made by the L/C Issuer to the date two Business Days after payment by such Participating Lender is due hereunder, (x) if such Letter of Credit is denominated in U.S. Dollars, the Federal Funds Rate for each such day and (y) if such Letter of Credit is denominated in an Alternative Currency, at the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s payment, as determined by the Administrative Agent and (ii) from the date two Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, (x) if such Letter of Credit is denominated in U.S. Dollars, the Base Rate in effect for each such day and (y) if such Letter of Credit is denominated in an Alternative Currency, the rate established by Section 3.2(c) hereof for Eurocurrency Loans denominated in such currency. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, without limiting the Borrower’s obligations under each Application, to the extent the Borrower is relieved from its obligation to reimburse the L/C Issuer for a drawing under a Letter of Credit because of the L/C Issuer’s gross negligence or willful misconduct in determining that documents received under the Letter of Credit comply with the terms thereof) and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, any other Lender or any other Person whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit. The obligations of the Participating Lenders under this Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all other L/C Documents.

Section 1.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurocurrency Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(b) Eurocurrency Loans. Each Eurocurrency Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Eurocurrency Loans plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period. There shall not be more than ten Borrowings of Eurocurrency Loans outstanding at any one time.

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the other Obligations, and a reasonable determination thereof by the Administrative Agent shall be conclusive and binding except in the case of manifest error or willful misconduct. The Original Dollar Amount of each Eurocurrency Loan denominated in an Alternative Currency shall be determined or redetermined, as applicable, effective as of the first day of each Interest Period applicable to such Loan.

Section 1.4. Minimum Borrowing Amounts for Revolving Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000 and in integral multiples of $100,000, provided that a Borrowing of Base Rate Loans applied to pay a Reimbursement Obligation pursuant to Section 1.2(c) hereof shall be in an amount equal to such Reimbursement Obligation. Each Borrowing of Eurocurrency Loans shall be in an amount not less than an Original Dollar Amount of $3,000,000 and, if greater, in units of the relevant currency as would have an Original Dollar Amount most closely approximating $500,000 or an integral multiple thereof.

Section 1.5. Manner of Borrowing, and Designating Interest Rates Applicable to, Revolving Loans. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 11:00 a.m. (Chicago time) (i) at least four Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) at least three Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans denominated in U.S. Dollars and (iii) at least one Business Day before the date on which the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.4’s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue all or part of such Borrowing as Eurocurrency Loans for an Interest Period or Interest Periods specified by the Borrower or, if such Eurocurrency Loan is denominated in U.S. Dollars, convert all or part of such Borrowing into Base Rate Loans and (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may (subject to the notice requirements set forth herein) convert all or part of such Borrowing into Eurocurrency Loans denominated in U.S. Dollars or denominated in an Alternative Currency, in each case, for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars into Base Rate Loans or of Base Rate Loans into Eurocurrency Loans denominated in U.S. Dollars must be given by no later than 11:00 a.m. (Chicago time) at least three Business Days before the date of the requested continuation or conversion. Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency must be given no later than 12:00 noon (Chicago time) at least four Business Days before the requested continuation. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative of the Borrower without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. Not later than 12:00 Noon (Chicago time) on the date the Administrative Agent receives any notice from the Borrower pursuant to Section 1.5(a) above, the Administrative Agent shall give telephonic or telecopy notice to each Lender. The Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the Borrower and each Lender of the Original Dollar Amount thereof.

(c) Borrower’s Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 8.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.5(a) that it intends to convert such Borrowing into a Borrowing of Eurocurrency Loans or notifies the Administrative Agent within the period required by Section 3.5(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by Section 1.5(a) and has not notified the Administrative Agent within the period required by Section 3.5 that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 8.2 hereof. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency before the last day of its then current Interest Period within the period required by Section 1.5(a) and has not notified the Administrative Agent within the period required by Section 3.5 that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month, subject to Section 8.2 hereof, including the application of Section 1.5 and the restrictions contained in the definition of Interest Period.

(d) Disbursement of Revolving Loans. Not later than 11:00 a.m. (Chicago time) on the date of any requested advance of a new Borrowing of Eurocurrency Loans, and not later than

1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 8 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois, except that if such Borrowing is denominated in an Alternative Currency each Lender shall, subject to Section 8 hereof, make available its Loan comprising part of such Borrowing at such office as the Administrative Agent has previously specified in a notice to each Lender, in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the Borrower for same day value on the date of the Borrowing. The Administrative Agent shall make the proceeds of each new Borrowing denominated in U.S. Dollars available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree, and the Administrative Agent shall make the proceeds of each new Borrowing denominated in an Alternative Currency available at such office as the Administrative Agent has previously agreed to with the Borrower, in each case in the type of funds received by the Administrative Agent from the Lenders.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender before the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to (i) from the date the related advance was made by the Administrative Agent to the date two Business Days after payment by such Lender is due hereunder, at a rate per annum equal to the Federal Funds Rate or, in the case of a Loan denominated in an Alternative Currency, the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s Loan, as reasonably determined by the Administrative Agent and (ii) from the date two Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day or, in the case of a Loan denominated in an Alternative Currency, the rate established by Section 3.2(c) for Eurocurrency Loans denominated in such currency. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 3.6 hereof, so that the Borrower will have no liability under such Section with respect to such payment; provided, that such repayment by the Borrower shall not be deemed to release or otherwise limit any claims or rights that the Borrower may have against any Lender for the failure to fund any Loans hereunder.

SECTION 2. THE SWING LINE.

Section 2.1. Swing Loans. Subject to all of the terms and conditions hereof, as part of the Revolving Credit, Harris N.A. (“Harris”) agrees to make loans in U.S. Dollars to the Borrower under the Swing Line (“Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Line Loans may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period beginning on the Effective Date and ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in an amount not less than $500,000 and in integral multiples of $100,000.

Section 2.2. Interest on Swing Loans. Each Swing Loan shall bear interest at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans from time to time in effect (computed on the basis of a year 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) Harris’ Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of each Interest Period applicable thereto, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand.

Section 2.3. Requests for Swing Loans. The Borrower shall give Harris prior notice (which may be written or oral) no later than 3:00 p.m. (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan and the Interest Period selected therefor. Within 30 minutes after receiving such notice, Harris shall in its discretion quote an interest rate to the Borrower at which Harris would be willing to make such Swing Loan available to the Borrower for a given Interest Period (the rate so quoted for a given Interest Period being herein referred to as “Harris’ Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance, and if the Borrower does not so immediately accept Harris’ Quoted Rate for the full amount requested by the Borrower for such Swing Loan, Harris’ Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans to the Base Rate for the Interest Period selected by the Borrower. Subject to all of the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of Harris in Chicago, Illinois. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of Harris to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) Harris shall not be obligated to make more than one Swing Loan during any one day.

Section 2.4. Refunding Loans. In its sole and absolute discretion, Harris may at any time, on behalf of the Borrower (and the Borrower hereby irrevocably authorizes Harris to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless any of the conditions of Section 8.2 are not fulfilled on such date, each Lender shall make the proceeds of its requested Revolving Loan available to Harris, in immediately available funds, at Harris’

principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay such outstanding Swing Loans.

Section 2.5. Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by Harris pursuant to Section 2.4 above (because the conditions in Section 8.2 are not satisfied or otherwise), such Lender shall, by the time and in the manner such Revolving Loan was to have been funded to Harris, purchase from Harris an undivided participating interest in the relevant outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans, provided no purchase of a participation in a Swing Loan bearing interest at Harris’ Quoted Rate need be made until after expiration of the Interest Period applicable thereto. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the relevant Swing Loan and of interest received thereon accruing from the date such Lender funded to Harris its participation in such Loan. The several obligations of the Lenders under this Section 2.5 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment made by an Lender under this Section 2.5 shall be made without any offset, abatement, withholding or reduction whatsoever.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO ALL LOANS; REVOLVING CREDIT COMMITMENT TERMINATIONS AND INCREASES

Section 3.1. Interest Periods. As provided in Section 1.5(a) hereof in the case of Revolving Loans and in Section 2.3 in the case of Swing Loans, at the time of each request to advance, continue, or create by conversion a Borrowing of Loans (other than Base Rate Loans), the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of Eurocurrency Loans, one, two, three, or six months thereafter and (c) in the case of Swing Loans, on the date one to five days thereafter as mutually agreed by Harris and the Borrower; provided, however, that:

(a) any Interest Period for a Borrowing of Revolving Loans consisting of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b) for any Borrowing of Revolving Loans consisting of Eurocurrency Loans or for any Swing Loan, the Borrower may not select an Interest Period that extends beyond the Termination Date;

(c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d) for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 3.2. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, (x) the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations at a rate per annum equal to, and (y) with respect to any outstanding Letter of Credit, the Borrower shall pay Letter of Credit fees at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of two percent (2.0%) plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(b) for any Swing Loan bearing interest at Harris’ Quoted Rate or any Eurocurrency Loan denominated in U.S. Dollars, the sum of two percent (2.0%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Eurocurrency Loan denominated in an Alternative Currency, the sum of two percent (2.0%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of (i) the Applicable Margin for Eurocurrency Loans plus (ii) two percent (2.0%) plus (iii) the rate of interest per annum as determined in good faith by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100,000 of 1%) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Administrative Agent may elect in good faith) of the relevant Alternative Currency for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Eurocurrency Loan (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period); and

(d) for any Reimbursement Obligation, the sum of two percent (2.0%) plus the amounts due under Section 1.2 with respect to such Reimbursement Obligation; and

(e) for any Letter of Credit, the sum of two percent (2.0%) plus the letter of credit fee due under Section 4.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which notice may be revoked at the direction of the Required Lenders notwithstanding any provision of Section 14.13 requiring the unanimous consent of the Lenders to reduce interest rates). While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 3.3. Notes. (a) Revolving Credit Notes. The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit B hereto. Each such promissory note is hereinafter referred to as a “Revolving Credit Note” and collectively such promissory notes are referred to as the “Revolving Credit Notes.”

(b) Swing Line Note. All Swing Loans made to the Borrower by Harris shall be evidenced by a single promissory note of the Borrower issued to Harris in the form of Exhibit C hereto (the “Swing Line Note”).

(c) Notes Generally. Each Lender shall record on its books and records or on a schedule to the appropriate Note the amount and currency of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Fixed Rate Loan, the Interest Period and interest rate applicable thereto. The record thereof, whether shown on such books and records of a Lender or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 3.4. Maturity of Loans. Each Revolving Loan shall mature and become due and payable by the Borrower on the Termination Date. Each Swing Loan shall mature and become due and payable by the Borrower on the last day of the Interest Period applicable thereto.

Section 3.5. Prepayments. The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $1,000,000 and in integral multiples of $100,000 (except in the case of repayments of Base Rate Loans made under Section 1.2(c) which may be repaid in the full amount of such Base Rate Loans), (ii) if such Borrowing is of Eurocurrency Loans denominated in U.S. Dollars, in an amount not less than $1,000,000 and in integral multiples of $100,000, (iii) if such Borrowing is denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is not less than $1,000,000 and in integral multiples most closely approximating $100,000 and (iv) in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 hereof remains outstanding) any Borrowing of (x) Eurocurrency Loans denominated in U.S. Dollars upon three Business Days’ prior notice to the Administrative Agent, (y) Eurocurrency Loans denominated in an Alternative Currency at any time upon four Business Days prior notice by the Borrower to the Administrative Agent, or (z) Base Rate Loans, at any time with notice delivered to the Administrative Agent no later than 11:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment and, in the case of Eurocurrency Loans, any compensation required by Section 3.6 hereof. Swing Loans bearing interest at Harris’ Quoted Rate may only be paid on the last day of the Interest Period then applicable to such Loans. The Administrative Agent will promptly advise each Lender of any such prepayment notice it receives from the Borrower. Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 3.6. Funding Indemnity for Fixed Rate Loans. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Fixed Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender as a result of:

(a) any payment, prepayment or conversion of a Fixed Rate Loan on a date prior to the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 8 or otherwise) by the Borrower to borrow or continue a Fixed Rate Loan, or to convert a Base Rate Loan into a Fixed Rate Loan, on the date specified in a notice given pursuant to Section 1.5(a) or 2.3 or established pursuant to Section 1.5(c) hereof, or

(c) any acceleration of the maturity of a Fixed Rate Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail and such certificate shall be conclusive if reasonably determined.

Section 3.7. Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon five Business Days’ prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000, and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the Original Dollar Amount of all Revolving Loans and Swing Loans and the U.S. Dollar Equivalent of all L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, to an amount equal to the reduced aggregate amount of the Revolving Credit Commitments. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 3.7 may not be reinstated.

Section 3.8. Increase in Commitments. The Borrower may from time to time, on any Business Day after the Effective Date and prior to the Termination Date so long as no Event of Default exists, increase the aggregate amount of the Revolving Credit Commitments by delivering a Commitment Amount Increase Request at least five Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Revolving Credit Commitments for existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (i) the aggregate amount of the Revolving Credit Commitments shall not at any time exceed $550,000,000, and (ii) any increase of the aggregate amount of the Revolving Credit Commitments shall be in an amount not less than $25,000,000. The effective date of any Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans, or the existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 14.12) of the outstanding Loans and L/C Obligations to the Lenders providing the Commitment Amount Increase so that, after giving effect to such assignments, each Lender (including the Lenders providing the Commitment Amount Increase) will hold Loans and L/C Obligations equal to its Percentage of all outstanding Loans and L/C Obligations. It shall be a condition to such effectiveness that (i) either no Eurocurrency Loans be outstanding on the date of such effectiveness or the Borrower pays any applicable breakage cost under Section 3.6 incurred by any Lender resulting from the repayment of its Loans and (ii) the Borrower shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 3.6 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

SECTION 4. FEES; PLACE AND APPLICATION OF PAYMENTS.

Section 4.1. Fees. (a) Facility Fee. For the period from the Effective Date to but not including the Termination Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a facility fee accruing at the rate per annum equal to the Applicable Margin for Facility Fee on the average daily amount of the Revolving Credit Commitments whether or not in use. Such facility fee shall be payable quarterly in arrears on the last day of each calendar quarter in each year (commencing December 31, 2005) and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 1/8 of 1% (0.125%) of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each calendar quarter (commencing December 31, 2005) the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin for Eurocurrency Loans in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, and other administrative fees for each Letter of Credit (whether a Commercial Letter of Credit or Standby Letter of Credit) as established by the L/C Issuer from time to time. All the standard fees set forth in the preceding sentence shall be retained by the L/C Issuer for its own account (such standard fees referred to in the clauses (i) and (ii) of the preceding sentence may be established by the L/C Issuer from time to time).

(c) Closing Fees. On the Effective Date, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, the up front fees due to the Lenders as heretofore agreed.

(d) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent the fees agreed to between the Administrative Agent and the Borrower pursuant to a separate written letter agreement dated as of July 29, 2005.

(e) Fee Calculations. All fees payable under this Section 4.1 shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

Section 4.2. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement, shall be made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the principal office of the Administrative Agent in Chicago, Illinois (or such other location in the State of Illinois as the Administrative Agent may designate to the Borrower) or, if such payment is on a Reimbursement Obligation, no later than provided by Section 1.3(c) hereof or, if such payment is to be made in an Alternative Currency, no later than 12:00 noon local time at the place of payment to such office as the Administrative Agent has previously specified in a notice to the Borrower for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of amounts payable hereunder in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or commitment fees ratably to the Lenders, in each case to be applied in accordance with the terms of this Agreement.

SECTION 5. GUARANTIES AND FURTHER ASSURANCES.

Section 5.1. Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each direct Material Wholly-Owned Domestic Subsidiary of the Borrower (each, a “Guarantor”) pursuant to Section 13 hereof or pursuant to one or more Additional Guarantor Supplements delivered to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually, a “Guaranty” and, collectively, the “Guaranties”).

Section 5.2. Further Assurances. The Borrower agrees that it shall, and shall cause each Domestic Subsidiary to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for the Guaranties contemplated by this Section 5. In the event the Borrower or any Subsidiary forms or acquires any direct Material Wholly-Owned Domestic Subsidiary after the date hereof or any Subsidiary becomes a direct Material Wholly-Owned Domestic Subsidiary after the date hereof, the Borrower shall cause such direct Material Wholly-Owned Domestic Subsidiary to execute a Guaranty within 50 days after the end of the fiscal quarter of the Borrower in which such Subsidiary became a Material Wholly-Owned Domestic Subsidiary, and the Borrower shall also deliver to the Administrative Agent, or cause such direct Material Wholly-Owned Domestic Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 6. DEFINITIONS; INTERPRETATION.

Section 6.1. Definitions. The following terms when used herein have the following meanings:

“Account” is defined in Section 10.4(b) hereof.

“Additional Guarantor Supplement” means an agreement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent.

“Adjusted LIBOR” means a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =	LIBOR
1 - Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. “LIBOR” means, for an Interest Period for a Borrowing of Eurocurrency Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the average rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by major banks in the interbank eurocurrency market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made by the Administrative Agent as part of such Borrowing. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, for a period equal to such Interest Period, which appears on the appropriate Telerate Page as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period. “Telerate Page” means the display designated on the Telerate Service (or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits of U.S. Dollar (currently displayed on Page 3750) or of the relevant Alternative Currency.

“Administrative Agent” means Harris N.A. in its capacity as administrative agent hereunder for the Lenders and any successor pursuant to Section 12.7 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Multicurrency Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Alternative Currency” means any of euros, pounds sterling, and Japanese yen, and any other currency approved by the Administrative Agent, in each case for so long as such currency is readily available to all the Lenders and is freely transferable and freely convertible to U.S. Dollars and the Dow Jones Telerate Service or Reuters Monitor Money Rates Service (or any successor to either) reports a LIBOR for such currency for interest periods of one, two, three and six calendar months; provided that if any Lender provides written notice to the Borrower (with a copy to the Administrative Agent) that any currency control or other exchange regulations are imposed in the country in which any such Alternative Currency is issued and that in the reasonable opinion of such Lender funding a Loan in such currency is impractical, then such currency shall cease to be an Alternative Currency hereunder until such time as all the Lenders reinstate such country’s currency as an Alternative Currency.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the facility fees and letter of credit fees payable under Section 4.1 hereof until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	CASH FLOW LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS SHALL BE:	APPLICABLE MARGIN FOR EUROCURRENCY LOANS SHALL BE:	APPLICABLE MARGIN FOR LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR FACILITY FEE SHALL BE:
IV	Greater than or equal to 2.0 to 1.0	0.00%	0.80%	0.80%	0.20%
III	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	0.00%	0.60%	0.60%	0.15%
II	Less than 1.5 to 1.0, but greater than or equal to 1.0 to 1.0	0.00%	0.50%	0.50%	0.125%
I	Less than 1.0 to 1.0	0.00%	0.40%	0.40%	0.100%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after September 30, 2005, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 9.4 hereof. The

Applicable Margin shall be established based on the Cash Flow Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall become retroactively effective as of the first day of such fiscal quarter and shall remain in effect until the next Pricing Date, subject to retroactive adjustment for the period from the last day of such fiscal quarter to such Pricing Date pursuant to this section. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 9.4 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Cash Flow Leverage Ratio shall be deemed to be greater than 2.0 to 1.0). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date, subject to retroactive adjustment as provided above. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the first day of the fiscal quarter in which such Pricing Date occurs and which is immediately after the end of the fiscal quarter covered by such financial statements until the next redetermination as set forth above. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.2(b) hereof.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 8.1(f) hereof, or on any update of such list provided by the Borrower to the Administrative Agent, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” means for any day the greater of:

(i) the rate of interest announced by the Administrative Agent from time to time as its prime commercial rate, or equivalent, as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; or

(ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for the sale to the Administrative Agent at face value of Federal funds in an amount comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1%.

“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at a rate specified in Section 1.3(a) hereof.

“Borrower” is defined in the first paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is: “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower; “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing; and “converted” when such Borrowing is changed from one type of Loan to another, all as requested by the Borrower pursuant to Section 1.5(a) hereof.

“Business Day” means any day other than a Saturday or Sunday on which Lenders are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan, on which banks are dealing in deposits in U.S. Dollars in the interbank market in London, England and Nassau, Bahamas and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made and, if such Alternative Currency is the euro or any national currency of a nation that is a member of the European Economic and Monetary Union, which is a TARGET Settlement Day.

“Capital Lease” means any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

“Cash Flow Leverage Ratio” means, as of any time the same is to be determined, the ratio of (a) Funded Debt as of the last day of the most recent four fiscal quarters then ended minus Excess Cash as of the last day of the same such period to (b) EBITDA for the same most recent four fiscal quarters then ended. For purposes of computing the Cash Flow Leverage Ratio for any period which includes the first quarter of the Borrower’s 2005 fiscal year, EBITDA shall be computed by adding back to Net Income (i) the $131,000,000 charge to the Borrower’s Net Income taken in the first quarter of the Borrower’s 2005 fiscal year in connection with the judgment in the State of Utah litigation involving Headwaters Incorporated and (ii) the $35,000,000 charge to the Borrower’s Net Income taken in such fiscal quarter in connection with the settlement to resolve state investigations relating to contingent commission arrangements.

“Change in Control” means and includes any of the following:

(a) any person or group (within the meaning of Sections 13(d)(2) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the Voting Stock of the Borrower; or

(b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower,

together with any new directors whose election by the Board of Directors of the Borrower or nomination for election by the Borrower’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason other than death or disability to constitute at least a majority of the directors then in office; or

(c) the stockholders of the Borrower shall approve the sale of all or substantially all of the assets of the Borrower or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (a) or (b) above.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commercial Letter of Credit” means a Letter of Credit that finances a commercial transaction by paying part or all of the purchase price for goods against delivery of a document of title covering such goods and any other required documentation.

“Commitment Amount Increase” is defined in Section 3.8 hereof.

“Commitment Amount Increase Request” means a Commitment Amount Increase Request in the form of Exhibit D hereto.

“Compliance Certificate” means a written certificate in the form of Exhibit E hereto.

“Controlled Group” means, with respect to the Borrower, all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurocurrency Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Documentation Agent” means Barclays Bank PLC.

“Domestic Subsidiary” means each Subsidiary of the Borrower which is organized under the laws of the United States of America or any State thereof.

“EBIT” means, for any Person and with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period and (b) federal, state, and local income taxes for such period.

“EBITDA” means, for any Person and with reference to any period, EBIT for such period plus all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of such Person and its subsidiaries.

“Effective Date” means the date on which the Administrative Agent has received signed counterpart signature pages of this Agreement from each of the signatories (or, in the case of a Lender, confirmation that such Lender has executed such a counterpart and dispatched it for delivery to the Administrative Agent) and the documents required by Section 8.1 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurocurrency Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 1.3(b) hereof.

“Event of Default” means any of the events or circumstances specified in Section 10.1 hereof.

“Excess Cash” means, as of any date the same is to be determined, all cash on the books of the Borrower and its Domestic Subsidiaries which is maintained in accounts located in the United States of America and which is in excess of $25,000,000 excluding restricted cash.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 21, 2003 among the Borrower, the guarantors party thereto, Harris N.A. (successor by merger with Harris Trust and Savings Bank), individually and as agent, and the other lenders party thereto, as amended from time to time.

“Existing L/Cs” means the outstanding letters of credit issued by Harris pursuant to the Existing Credit Agreement prior to the date hereof, all of which are listed and described on Schedule 1.2(a) hereof.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate.

“Fixed Rate Loans” means Swing Loans bearing interest at Harris’ Quoted Rate and Eurocurrency Loans, unless the context in which such term is used shall otherwise require.

“Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis at such time plus all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower’s most recent financial statements furnished to the Lenders pursuant to Section 7.5 hereof.

“Guarantor” is defined in Section 5.1 hereof.

“Guaranty” is defined in Section 5.1 hereof.

“Harris” is defined in Section 2.1 hereof.

“Harris’ Quoted Rate” is defined in Section 2.3 hereof.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than (a) trade accounts payable arising in the ordinary course of business which are not more than 90 days past due and (b) obligations to make earn-out payments in cash, debt instruments or preferred stock, pursuant to acquisitions occurring prior to the date of this Agreement or permitted under this Agreement), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, excluding, in each case, indebtedness which is non-recourse to such Person and its subsidiaries.

“Interest Coverage Ratio” means, as of any time the same is to be determined, the ratio of (a) EBIT for the four fiscal quarter period most recently ended to (b) Interest Expense during the same such four fiscal quarter period. For purposes of computing the Interest Coverage Ratio for any period which includes the first quarter of the Borrower’s 2005 fiscal year, EBIT shall be computed by adding back to Net Income (i) the $131,000,000 charge to the Borrower’s Net Income taken in the first quarter of the Borrower’s 2005 fiscal year in connection with the judgment in the State of Utah litigation involving Headwaters Incorporated and (ii) the $35,000,000 charge to the Borrower’s Net Income taken in such fiscal quarter in connection with the settlement to resolve state investigations relating to contingent commission arrangements.

“Interest Expense” means, for any Person and with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP excluding incremental interest charges resulting from consolidation under FIN 46.

“Interest Period” is defined in Section 3.1 hereof.

“L/C Documents” means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.

“L/C Issuer” means Harris N.A. or any other Lender or Lenders selected by the Borrower and reasonably acceptable to the Administrative Agent.

“L/C Obligations” means the U.S. Dollars Equivalent of the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $125,000,000, as such amount may be reduced pursuant to the terms hereof.

“Lender” means and includes each financial institution party hereto and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 14.12 hereof.

“Lending Office” is defined in Section 11.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means and includes each Revolving Loan and Swing Loan; and the term “type” of Loan refers to its status as a Revolving Loan or a Swing Loan, or, if a Revolving Loan, to its status as a Base Rate Loan or Eurocurrency Loan.

“Loan Documents” means this Agreement, the Notes, the Applications, the Letters of Credit, the Guaranties and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material” means, with respect to any Subsidiary, a Subsidiary whose assets represent more than 5% of the assets of the Borrower and its Subsidiaries on a consolidated basis.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Subsidiaries, taken as a whole to perform their obligations under this Agreement, the Notes, the Applications, the Letters of Credit or the Guaranties, as applicable, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower and its Subsidiaries, taken as a whole of this Agreement, the Notes, the Applications, the Letters of Credit or the Guaranties, as applicable, or the rights and remedies of the Administrative Agent, the L/C Issuer or the Lenders thereunder.

“Net Income” means, for any Person and with reference to any period, the net income (or net loss) of such Person and its subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income.

“Net Worth” means, at any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that in computing Net Worth, the Borrower may exclude the effect of stock repurchases aggregating not more than $300,000,000 after the date hereof so long as such stock repurchases are approved by the Borrower’s board of directors.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Notes” means and includes Revolving Credit Notes and the Swing Line Note, unless the context in which such term is used shall otherwise require.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans and the L/C Obligations, all fees and charges payable hereunder, and all other payment obligations of the Borrower, and either of them, arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Original Dollar Amount” means the amount of any Obligations denominated in U.S. Dollars and, in relation to any Loan denominated in an Alternative Currency, the U.S. Dollars Equivalent of such Loan on the day it is advanced or continued for an Interest Period.

“Overnight Eurocurrency Rate” means the rate of interest per annum as determined by the Administrative Agent (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16 of 1%)) at which overnight or weekend deposits of the appropriate currency for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period and in an amount comparable to the unpaid principal amount of the drawing (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period).

“Participating Lender” is defined in Section 1.2(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in L/C Obligations outstanding under the Revolving Credit and Swing Loans) of the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations then outstanding.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Required Lenders” means, as of the date of determination thereof, Lenders holding at least 51% of the Percentages.

“Responsible Officer” means, with respect to the Borrower, each or any of its president, chief financial officer, treasurer, chief accounting officer or general counsel.

“Revaluation Date” means, with respect to any Letter of Credit denominated in an Alternative Currency, (a) the date of issuance thereof, (b) the date of each amendment thereto having the effect of increasing the amount thereof, (c) the last day of each calendar month, and (d) each additional date as the Administrative Agent or the Required Lenders shall specify.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letter of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I attached hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $450,000,000 on the date hereof.

“Revolving Credit Note” is defined in Section 3.3(a) hereof.

“Revolving Loan” is defined in Section 1.1 hereof.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Set-Off” is defined in Section 14.7 hereof.

“Specified Claim” means any claim (other than those disclosed in the Borrower’s Form 10-K for the year ended December 31, 2004 or the Borrower’s Form 10-Q for the quarter ended June 30, 2005) arising out of, or any action, suit or proceeding filed or threatened against the Borrower or any Subsidiary based on, allegations relating to contingent commissions or related practices provided the aggregate amount of the liability of the Borrower and its Subsidiaries with respect to such claims, actions, suits and proceedings does not exceed $100,000,000.

“Standby Letter of Credit” means a Letter of Credit that is not a Commercial Letter of Credit.

“subsidiary” means, as to any particular parent corporation, any corporation or other Person more than 50% of the Voting Stock of which is at the time directly or indirectly owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term “Subsidiary” shall mean a subsidiary of the Borrower.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.1 hereof.

“Swing Line Note” is defined in Section 3.3(b) hereof.

“Swing Line Sublimit” means $30,000,000, as such amount may be reduced pursuant to the terms hereof.

“Swing Loans” is defined in Section 2.1 hereof.

“Syndication Agent” means Citibank, N.A.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Termination Date” means October 4, 2010.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Dollar Equivalent” means (a) the amount of any Obligation or Letter of Credit denominated in U.S. Dollars, (b) in relation to any Obligation or Letter of Credit denominated in an Alternative Currency, the amount of U.S. Dollars which would be realized by converting such Alternative Currency into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (London time) three Business Days prior (i) to the date on which a computation thereof is required to be made, and (ii) in the case of L/C Obligations, on any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Alternative Currency.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” means, with respect to any Person, the capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan”, as defined in Section 3(1) of ERISA.

“Wholly-Owned” means, with respect to any Subsidiary, a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-Owned Subsidiaries of the Borrower within the meaning of this definition.

Section 6.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

Section 7.1. Organization and Qualification. The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.

Section 7.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Schedule 7.2 hereto identifies as of the Effective Date (i) each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding and (ii) each direct Material Wholly-Owned Domestic Subsidiary. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 7.2 as owned by the Borrower or any of its Subsidiaries are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 7.3. Corporate Authority and Validity of Obligations. The Borrower has full corporate power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. Each Guarantor has full corporate power and authority to enter into this Agreement as a signatory hereto or pursuant to an Additional Guarantor Supplement and to perform all of its obligations hereunder. Each Loan Document to which the Borrower or any Guarantor is a party has been duly authorized, executed and delivered by the Borrower or such Guarantor, as the case may be, and constitutes the valid and binding obligation of the Borrower or such Guarantor enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law). No Loan Document, nor the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, contravenes or constitutes a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the charter, articles of incorporation or by-laws of the Borrower or any Guarantor or any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their respective Properties, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor.

Section 7.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Loans and other extensions of credit made available hereunder to fund its general corporate and working capital purposes, to refinance existing indebtedness and for such other purposes as are consistent with all applicable laws and the terms hereof. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit hereunder will be used to purchase or carry margin stock or used in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 7.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2004, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the six months then ended, heretofore furnished to the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except, in the case of such unaudited statements, for normal year-end audit adjustments). Except as previously disclosed in writing to the Administrative Agent, neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 9.4 hereof.

Section 7.6. No Material Adverse Change. Since December 31, 2004, except as previously disclosed in the Borrower’s Form 10-K filed with the SEC for the year ended December 31, 2004, the Borrower’s Form 8-K filed with the SEC on February 14, 2005, or the Borrower’s Form 10-Q filed with the SEC for the quarter ended June 30, 2005 and except for any Specified Claims, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

Section 7.7. Full Disclosure. The written statements and information furnished to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Section 7.8. Good Title. The Borrower and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Lenders, subject to no Liens other than such thereof as are permitted by Section 9.9 hereof.

Section 7.9. Litigation and Other Controversies. Except as otherwise disclosed in the Borrower’s Form 10-K for the year ended December 31, 2004, or the Borrower’s Form 10-Q for the quarter ended June 30, 2005 and except for any Specified Claims, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 7.10. Taxes. All federal, state and other material tax returns required to be filed by the Borrower and its Subsidiaries in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower and its Subsidiaries or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid, except for any taxes, assessments, fees or charges being contested in good faith by appropriate proceeding and for which adequate reserves have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Subsidiaries have been made for all open years, and for its current fiscal period.

Section 7.11. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of this Agreement or any other Loan Document.

Section 7.12. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than transactions between the Borrower and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 7.13. Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 7.14. ERISA. In respect of each Plan, the Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 7.15. Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 7.16. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Properties, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 7.17. Labor Controversies. There are no labor controversies pending or threatened against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

Section 7.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the extensions of credit under this Agreement: (a) neither the Borrower nor any Guarantor will (i) be “insolvent,” within the meaning of such term as used in §101 of the “Bankruptcy Code”, or Section 2 of either the “UFTA” or the “UFCA”, or as defined or used in any “Other Applicable Law” (as those terms are defined below), or (ii) be unable to pay its debts generally as such debts become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA, or (iii) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA; and (b) the obligations of the Borrower and the Guarantors under the Loan Documents and with respect to the Loans and Letters of Credit will not be rendered avoidable under any Other Applicable Law. For purposes of this Section, “Bankruptcy Code” means Title 11 of the United States Code, “UFTA” means the Uniform Fraudulent Transfer Act, “UFCA” means the Uniform Fraudulent Conveyance Act, and “Other Applicable Law” means any other applicable law pertaining to fraudulent transfers or obligations voidable by creditors, in each case as such law may be amended from time to time.

Section 7.19. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 8. CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue, or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan), or of the L/C Issuer to issue, extend the expiration date of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

Section 8.1. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b) The Administrative Agent shall have received (i) for each Lender, such Lender’s duly executed Revolving Credit Note dated the date hereof and otherwise in compliance with the provisions of Section 3.3(a) hereof and (ii) Harris’ duly executed Swing Line Note of the Borrower dated the date hereof;

(c) The Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower and the Guarantors in form and substance satisfactory to the Administrative Agent and its counsel;

(d) The Administrative Agent shall have received (i) an original certificate of good standing, for the Borrower and each Guarantor (to the extent applicable), certified as of a date not earlier than 30 days prior to the date hereof by the Secretary of State of such party’s jurisdiction of organization and (ii) certificate or articles of incorporation, together with all amendments, and bylaws and any amendments thereto, for the Borrower and each Guarantor, certified by such party’s Secretary or an Assistant Secretary;

(e) The Administrative Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors authorizing the execution and delivery of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, together with specimen signatures of the persons authorized to execute such documents on behalf of the Borrower or such Guarantor, all certified in each instance by its Secretary or Assistant Secretary;

(f) The Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(g) The Administrative Agent shall have received evidence satisfactory to it that the indebtedness of the Borrower owing to Harris N.A., Citibank, N.A., LaSalle Bank National Association, Bank of America, N.A., Barclays Bank PLC, Union Bank of California, N.A., U.S. Bank National Association, Fifth Third Bank (Chicago), Comerica Bank and PNC Bank, NA pursuant to the Existing Credit Agreement (except for the Existing L/Cs which are to become Letters of Credit hereunder as set forth in Section 1.2 hereof), has been fully paid and satisfied and that the credit facilities extended by such lenders have been terminated;

(h) The Administrative Agent shall have received the fees required by Section 4.1(c) and 4.1(d) hereof;

(i) Each of the representations and warranties set forth in Section 7 hereof shall be true and correct in all material respects; and

(j) All legal matters incident to the execution and delivery of the Loan Documents shall be reasonably satisfactory to the Lenders.

Section 8.2. All Credit Events. As of the time of each Credit Event hereunder:

(a) In the case of a Borrowing of a Revolving Loan, the Administrative Agent shall have received the notice required by Section 1.5 hereof (including any deemed notice under Section 1.5(c)); in the case of a Swing Loan, Harris shall have received the notice required in Section 2.3 hereof; in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit (along with the fees required by Section 4.1(b) hereof); in the case of an extension or increase in the amount of a Letter of Credit, the L/C Issuer shall have received a written request therefor (along with the fees required by Section 4.1(b) hereof) in a form acceptable to the L/C Issuer;

(b) Each of the representations and warranties set forth in Section 7 hereof (other than Section 7.6) shall be true and correct in all material respects as of said time, taking into account any amendments to such Section made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date;

(c) No Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(d) After giving effect to such Credit Event, the aggregate Original Dollar Amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding shall not exceed the Revolving Credit Commitments; and

(e) Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U or X of the Board of Governors of the Federal Reserve System).

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (a) through (d), both inclusive, of this Section 8.2.

SECTION 9. COVENANTS.

The Borrower covenants and agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing pursuant to the terms of Section 14.13 hereof:

Section 9.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, and preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business; provided, however, that nothing in this Section 9.1 shall prohibit the dissolution, sale, transfer or other disposition of any Subsidiary which is otherwise permitted under Section 9.11 hereof.

Section 9.2. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 9.3. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall upon written request furnish to the Administrative Agent and any Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 9.4. Financial Reports. The Borrower shall maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and their duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Administrative Agent may reasonably request (each Lender to have the right to require the Administrative Agent make such request); and without any request, the Borrower will furnish each of the following to the Administrative Agent, with sufficient copies for each Lender (which the Administrative Agent shall promptly distribute to each Lender) or, in lieu of furnishing any such item to the Administrative Agent, may at such time notify the Administrative Agent that such item has been posted to a website maintained by or on behalf of the Borrower and accessible to all of the Lenders, such notification to inform the Administrative Agent of any information necessary to allow the Lenders to access such item:

(a) as soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to normal year-end adjustments) and certified to by its President or Chief Financial Officer or Vice President and Treasurer;

(b) as soon as available, and in any event within 90 days after the close of each annual accounting period of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the period then ended and the consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon, unqualified as to scope and going-concern status, of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and satisfactory to the Required Lenders, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default with respect to Sections 9.6, 9.7 and 9.8, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing given to it by its independent public accountants and having a material impact on the consolidated financial condition of the Borrower and its Subsidiaries;

(e) promptly after the sending or filing thereof, a copies of all proxy statements, financial statements and reports which the Borrower sends to its shareholders, and copies of all regular, periodic and special reports and all registration statements which the Borrower files with the SEC or with any national securities exchange; and

(f) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Administrative Agent and the Lenders pursuant to subsections (a) and (b) of this Section shall be accompanied by a Compliance Certificate signed by the President, the Chief Financial Officer or the Vice President and Treasurer of the Borrower to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same. Such Compliance Certificate shall also (i) set forth the calculations supporting such statements in respect of Sections 9.6 and 9.7 of this Agreement and (ii) contain a calculation of the Cash Flow Leverage Ratio for purposes of determining adjustments (if any) to the Applicable Margins.

Section 9.5. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender and each of their duly authorized representatives and agents during normal business hours to visit and inspect any of the Properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lender the finances and affairs of the Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as the Administrative Agent or any such Lender may designate.

Section 9.6. Net Worth. The Borrower shall not at any time permit its Net Worth to be less than $550,000,000 plus 40% of Net Income for each calendar quarter (if positive for such quarter) completed as of the date of determination, commencing with the calendar quarter ending September 30, 2005.

Section 9.7. Cash Flow Leverage Ratio. The Borrower shall not at any time permit its Cash Flow Leverage Ratio to be more than 2.75 to 1.0.

Section 9.8. Interest Coverage Ratio. The Borrower shall not at any time permit its Interest Coverage Ratio to be less than 4.00 to 1.0.

Section 9.9. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Borrower or such Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $50,000,000 at any one time outstanding;

(d) Liens on Property of the Borrower or any of its Subsidiaries created solely for the purpose of securing purchase money indebtedness or Capitalized Lease Obligations and, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

(e) leases or subleases granted to others in the ordinary course of business and any interest or title of a lessor under any lease permitted by this Agreement;

(f) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code in favor of banks or other financial institution where the Borrower or any Subsidiary maintains deposits in the ordinary course of business;

(g) Liens constituting encumbrances in the nature of zoning restrictions, condemnations, easements, encroachments, covenants, rights of way, minor defects, irregularities and rights or restrictions of record on the title or use of real property, which do not materially detract from the value of such property or materially impair the use thereof in the business of the Borrower or any Subsidiary; and

(h) Liens other than those permitted by any of the foregoing subsections (a) through (g) provided such Liens do not at any time secure obligations exceeding 10% of Net Worth as then determined and computed.

Section 9.10. Acquisitions. The Borrower shall not, nor shall it permit any Subsidiary to, acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent acquisitions of all or substantially all of the assets or business of any other Person or division thereof, or all or any part of the Voting Stock of or other equity interest in any Person (including as such an acquisition, any action to participate as a joint venturer in any joint venture or as a partner in any partnership), in each case if and so long as (i) no Default or Event of Default exists or would exist after giving effect to such acquisition, (ii) after giving effect to such acquisition, the Borrower would have unused Revolving Credit Commitments in excess of $75,000,000, (iii) the Board of Directors or other governing body of such Person whose Property or Voting

Stock or other equity interest is being so acquired has not opposed the terms of such acquisition and (iv) such acquisition involves a line of business which is complementary to the lines of business in which the Borrower or the Subsidiary, as the case may be, making such acquisition is engaged on the Effective Date.

Section 9.11. Mergers, Consolidations and Sales. The Borrower shall not be a party to any merger or consolidation unless the Borrower is the surviving entity and no Default or Event of Default exists or would exist after giving effect to such merger or consolidation. The Borrower shall not, nor shall it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no Default or Event of Default exists this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Borrower and its Subsidiaries to one another;

(c) the merger of any Subsidiary with or into the Borrower (with the Borrower being the surviving entity) or another existing or newly-formed Subsidiary;

(d) the dissolution of any Subsidiary pursuant to a plan of dissolution requiring the conveyance or distribution of all or substantially all of the assets of such Subsidiary to the Borrower or to another existing or newly-formed Subsidiary;

(e) the dissolution, sale or transfer of any Non-Guarantor Subsidiary;

(f) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(g) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(h) sales by the Borrower or its Subsidiaries of assets categorized in the “Financial Services” segment as identified in the Borrower’s consolidated financial statements filed with the SEC; and

(i) any other sale, transfer, lease or disposition of Property of the Borrower or any Subsidiary not described in the foregoing clauses (a) through (g) (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $340,000,000 during the term of this Agreement.

Section 9.12. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Properties. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan (other than a reportable event with respect to which the 30 day notice requirement is waived), (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 9.13. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could reasonably be expected to have a Material Adverse Effect.

Section 9.14. Burdensome Contracts with Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than transactions between the Borrower and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 9.15. No Changes in Fiscal Year. Neither the Borrower nor any Subsidiary shall change its fiscal year from its present basis without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld.

Section 9.16. Change in the Nature of Business. The Borrower shall not, and shall not permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower and its Subsidiaries taken as a whole would be changed in any material respect from the general nature of the business engaged in by the Borrower and its Subsidiaries on the date of this Agreement.

Section 9.17. Assets of Guarantors. The Guarantors shall at all times maintain an aggregate asset value equal to or greater than the lesser of (a) 80% of the consolidated total assets of the Borrower and its Subsidiaries or (b) $1,500,000,000.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

Section 10.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default (i) in the payment when due of the principal amount of any Loan or (ii) for a period of three Business Days in the payment when due of interest or fees or any part of any other Obligation payable by the Borrower hereunder or under any other Loan Document; or

(b) default in the observance or performance of the Borrower’s obligation to deliver cash collateral for Letters of Credit as required by Section 1.2(b) hereof; or

(c) default for a period of one Business Day in the observance or performance of the Borrower’s obligations under Section 9.4 hereof; or

(d) default in the observance or performance of any covenant set forth in Sections 9.6, 9.7, 9.8, 9.10, 9.11, 9.12 or 9.16 hereof; or

(e) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(f) any representation or warranty made by the Borrower herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan or other extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

(g) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $25,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

(h) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $50,000,000 shall be entered or filed against the Borrower or any Subsidiary or against any of their Property which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

(i) the Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $2,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $15,000,000 (or in the case of a Multiemployer Plan, a Plan with respect to which the Borrower’s responsibility for Unfunded Vested Liabilities is in excess of $15,000,000) (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(j) the occurrence of a Change in Control; or

(k) the Borrower or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (ii) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 10.1(l) hereof; or

(l) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary or any substantial part of any of its Property, or a proceeding described in Section 10.1(k)(v) shall be instituted against the Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 10.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (k) or (l) of Section 10.1 hereof has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Lenders, by written notice to the Borrower: (a) terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that the Borrower immediately pay to the Administrative Agent, subject to Section 10.4, the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.

Section 10.3. Bankruptcy Defaults. When any Event of Default described in subsections (k) or (l) of Section 10.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent, subject to Section 10.4, the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 10.4. Collateral for Undrawn Letters of Credit. (a) If the payment or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.2(b), Section 10.2 or Section 10.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent. The Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the L/C Issuer and the Lenders. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to amounts due and owing from the Borrower to the Administrative Agent, the L/C Issuer or Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above and (ii) no Letters of Credit remain outstanding hereunder, then the Administrative Agent shall repay to the Borrower any remaining amounts held in the Account.

Section 10.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 10.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 10.6. Expenses. The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all out-of-pocket expenses incurred or paid by the Administrative Agent and such Lender or any such holder, including attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents.

SECTION 11. CHANGE IN CIRCUMSTANCES.

Section 11.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any Lender shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for such Lender to make or continue to maintain Eurocurrency Loans, such Lender shall promptly give notice thereof to the Administrative Agent (which shall in turn promptly notify the Borrower and the other Lenders) and such Lender’s obligations to make or maintain Eurocurrency Loans under this Agreement shall terminate until it is no longer unlawful for such Lender to make or maintain Eurocurrency Loans. The Borrower shall prepay on the last day of the Interest Period for any such affected Eurocurrency Loan, or within such earlier period as required by law upon demand from the affected Lender, the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon and all other amounts payable to the affected Lender with respect thereto; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 11.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Adjusted LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars or the applicable Alternative Currency (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR, or

(b) the Required Lenders determine and so advise the Administrative Agent that Adjusted LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans or Loan for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurocurrency Loans in the currency so affected shall be suspended.

Section 11.3. Increased Cost and Reduced Return. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency issued after the date hereof:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurocurrency Loans, its Notes, its Letters of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurocurrency Loans, issue Letters of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurocurrency Loans, Letters of Credit, or participations therein or any other amounts due under this Agreement in respect of its Eurocurrency Loans, Letters of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income or profits of such Lender or its Lending Office imposed by the jurisdiction in which such Lender or its lending office is incorporated, or in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans, its Notes, its Letters of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurocurrency Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurocurrency Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Lender is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by the Borrower to such Lender hereunder, such Lender shall refund such amount or amounts to the Borrower without interest.

(b) If any Lender or the Administrative Agent shall have determined that the adoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof after the date hereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital, or on the capital of any corporation controlling such Lender, as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Each Lender that determines to seek compensation under this Section 11.3 shall notify the Borrower and the Administrative Agent of the circumstances that entitle the Lender to such compensation pursuant to this Section 11.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. The Borrower shall not be obligated to reimburse, compensate or indemnify any Lender with respect to a claim or any portion thereof to the extent such claim or portion thereof arose more than 120 days prior to the notice of such claim delivered pursuant to this Section 11.3(c).

Section 11.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.

Section 11.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurocurrency Loan through the purchase of deposits of U.S. Dollars in the eurocurrency interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to Adjusted LIBOR for such Interest Period.

Section 11.6. Replacement of Lenders. If the Borrower is required pursuant to Section 11.3 or Section 14.1 hereof to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Loans into, Eurocurrency Loans shall be suspended pursuant to Section 11.1 or Section 11.2 hereof, or if any Lender does not timely agree or consent, in writing, to any amendment or consent hereto or waiver of any provision hereof which is timely agreed or consented to by the Required Lenders (any such Lender being hereinafter referred to as a “Replaced Lender”), then in such case, the Borrower may, upon at least five Business Days’ notice to the Administrative Agent and to such Replaced Lender, designate a replacement lender (a “Replacement Lender”) acceptable to the Administrative Agent in its reasonable discretion, to which such Replaced Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrower and the Replaced Lender) of all amounts owed to such Replaced Lender under Section 11.3 or Section 14.1, assign all (but not less than all) of its rights, obligations, Loans and Revolving Credit Commitment hereunder; provided, that all amounts (including amounts owed pursuant to Section 3.6 hereof) owed by the Borrower to such Replaced Lender hereunder (except liabilities which by the terms hereof survive the payment in full of the Loans and termination of this Agreement) shall be paid in full as of the date of such assignment.

SECTION 12. THE ADMINISTRATIVE AGENT.

Section 12.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Harris N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 12.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 12.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 9.4(f) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 10.2 and 10.5 hereof. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it shall be first indemnified to its reasonable satisfaction by the Lenders against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Lender or the Borrower. In all cases in which this Agreement and the other Loan Documents do not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

Section 12.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 12.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 8 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 12.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 12.6 shall survive termination of this Agreement.

Section 12.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such notice of resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. The retiring Administrative Agent shall continue as Administrative Agent hereunder until a successor Administrative Agent has accepted appointment as Administrative Agent. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 12.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 12 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 12, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 12.9. Syndication Agent. The Lenders designated as Syndication Agent or Documentation Agent shall have no duties or responsibilities for the administration of this Agreement or the other Loan Documents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 13. THE GUARANTIES.

Section 13.1. The Guaranties. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent and the Lenders, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof. In case of failure by the Borrower punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower.

Section 13.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, regardless of what obligations of the Borrower remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 13.

Section 13.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 13 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 13 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 13.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 13.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower, another guarantor, or any other Person.

Section 13.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 13 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 13 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 13.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 13.8. Benefit to Guarantors. All of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the success of each other Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

Section 13.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 14. MISCELLANEOUS.

Section 14.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 14.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative

Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Administrative Agent or that Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the earlier of the initial Credit Event and 30 days after the date hereof, two duly completed and signed copies of either Form W-8 BEN (or substantially similar substitute forms) or Form W-8ECI (or substantially similar substitute forms) of the United States Internal Revenue Service certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement. Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Loans. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. For any period during which a Lender that is not a United States Person has failed to provide the Borrower with an appropriate form pursuant to this Section 14.1(b) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 14.1 with respect to taxes imposed by the United States.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 14.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such

Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) Tax Refunds. If the Administrative Agent or a Lender determines that it has received a refund of any taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 14.1, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 14.1 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to pay such refund to such governmental authority.

Section 14.2. No Waiver of Rights. No delay or failure on the part of the Administrative Agent or any Lender or on the part of any holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and any holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 14.3. Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 14.4. Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect of any Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 14.5. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 14.6. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Section 3.6, Section 11.3 and Section 14.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Loans and all other Obligations.

Section 14.7. Sharing of Set-Off. Each Lender agrees with each other Lender which is a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (“Set-off”), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 14.7, amounts owed to or recovered by, the Administrative Agent in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the Administrative Agent as a Lender hereunder.

Section 14.8. Notices. Except as otherwise specified herein, all notices under the Loan Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower, given by courier, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof, and to the Borrower shall be addressed as follows:

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Attention: General Counsel

Telephone: (630) 285-3457

Telecopy: (630) 285-3483

with a copy to:

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Attention: Treasurer

Telephone: (630) 285-3536

Telecopy: (630) 285-4272

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 14.8 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered or (iii) if given by any other means, when delivered at the addresses specified in this Section 14.8 or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 14.9. Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Agreement will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to the Administrative Agent by facsimile transmission, electronic transmission or physical delivery.

Section 14.10. Successors and Assigns. This Agreement shall be binding upon the Borrower, the Guarantors and their respective successors and assigns, and shall inure to the benefit of each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders. Except as otherwise provided for herein, no Guarantor may assign any of its rights or obligations under any Loan Document without the written consent of all the Lenders.

Section 14.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Revolving Credit Commitment and/or participations in Swing Loans held by such Lender at any time and from time to time to one or more other banks, insurance companies, commercial lenders and other financial institutions; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and provided further that no such participant shall have any rights under this Agreement except as provided in this Section 14.11, and the Administrative Agent shall have no obligation or responsibility to such participant. Any party to which such a participation has been granted shall have the benefits of Section 3.6 and Section 11.3 hereof but shall not be entitled to receive any greater payment under either such Section than the Lender granting such participation would have been entitled to receive with respect to the rights transferred. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment or modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement that would (A) increase the Revolving Credit Commitment of such Lender if such increase would also increase the participant’s obligations, (B) forgive any amount of or postpone the date for payment of any principal of or interest on any Loan or Reimbursement Obligation or of any fee payable hereunder in which such participant has an interest or (C) reduce the stated rate at which interest or fees accrue or other amounts payable hereunder in which such participant has an interest. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section 14.11 any financial or other information pertaining to the Borrower, subject to Section 14.21 hereof.

Section 14.12. Assignment Agreements. Each Lender may, from time to time upon at least five Business Days’ notice to the Administrative Agent and the Borrower, assign to other Persons all or any part of its rights and obligations under this Agreement (including without limitation the indebtedness evidenced by each Note then owned by such assigning Lender, together with an equivalent proportion of its obligation to make Loans and advances and participate in Letters of Credit and Swing Loans hereunder) pursuant to written agreements in the form attached hereto as Exhibit F executed by such assigning Lender, such assignee Lender or Lenders, the Borrower and the Administrative Agent, which agreements shall specify in each instance the portion of the indebtedness evidenced by each Note which is to be assigned to each such assignee lender and the portion of the Revolving Credit Commitment, and obligations to participate in Letters of Credit and Swing Loans, in each case of the assigning Lender to be assumed by such assignee lender (the “Assignment Agreements”); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement and the assignment shall cover the same percentage of such Lender’s Revolving Credit Commitment, Loans, Notes and interests in Letters of Credit and Swing Loans; (ii) the aggregate amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than $5,000,000; (iii) unless the assigning Lender is assigning all of its Revolving Credit Commitment, outstanding Loans and L/C Obligations, each Lender shall maintain for its own account at least $5,000,000 of its Revolving Credit Commitment and the Administrative Agent must retain all of the Swing Line Loans; (iv) the Administrative Agent and the Borrower must each consent (which consents shall not be unreasonably withheld) to each such assignment (except that the Borrower’s consent shall not be required if such assignment is made after an Event of Default has occurred and is continuing) to a party which is not a Lender at such time except that such consents shall not be required in connection with an assignment by a Lender to a wholly-owned subsidiary or Affiliate of such Lender; and (v) the assigning Lender must pay to the Administrative Agent a processing and recordation fee of $3,500 and any out-of-pocket attorney’s fees incurred by the Administrative Agent in connection with such Assignment Agreement. Upon the execution of each Assignment Agreement by the assigning Lender thereunder, the assignee lender thereunder, the Borrower (if applicable) and the Administrative Agent and payment to such assigning Lender by such assignee lender of the purchase price for the portion of the indebtedness of the Borrower being acquired by it, (i) such assignee lender shall thereupon become a “Lender” for all purposes of this Agreement with a Revolving Credit Commitment (including the related obligations to participate in Letters of Credit and Swing Loans) in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender hereunder, (ii) such assigning Lender shall have no further liability for funding the portion of its Revolving Credit Commitment (including the related obligations to participate in Letters of Credit and Swing Loans) assumed by such new assignee Lender and (iii) the address for notices to such assignee Lender shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Borrower shall upon request execute and deliver a new Revolving Credit Note to the assignee Lender in the amount of its Revolving Credit Commitment (and a Swing Line Note if such assignee Lender is concurrently with such assignment becoming a new Administrative Agent) after giving effect to such assignment, all such Notes to constitute “Notes” for all purposes of this Agreement. Nothing in this Section 14.12 shall prevent or prohibit any Lender which is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank; no such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

Section 14.13. Amendments. Any provision of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i) no amendment or waiver pursuant to this Section 14.13 shall (A) increase the Revolving Credit Commitment of any Lender without the consent of such Lender or (B) increase the Swing Line Sublimit without the consent of Harris or (C) forgive, or reduce the amount of, or postpone any fixed date for payment of, any principal of or interest on any Loan or Reimbursement Obligation or any fee payable hereunder without the consent of each Lender or (D) reduce the stated rate at which interest or any fee hereunder is calculated; and

(ii) no amendment or waiver pursuant to this Section 14.13 shall, unless signed by each Lender, change any provision of Section 8, Section 10.1(a), Section 11, this Section 14.13, or the definition of Required Lenders, or release any Guarantor (except as set forth below), or affect the number of Lenders required to take any action under the Loan Documents.

Notwithstanding the foregoing, the Lenders authorize the Administrative Agent to release any Guarantor which, subsequent to its execution of a Guaranty, ceases (for any reason not prohibited by the terms hereof) to be a direct Material Wholly-Owned Domestic Subsidiary.

Section 14.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 14.15. Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents, including without limitation, the reasonable fees and disbursements of Chapman and Cutler, counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Lender, the Administrative Agent, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and related expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or Lender for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

Section 14.16. Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or premium trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 14.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 14.18. Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 14.19. Currency. To the fullest extent permitted by law, the obligation of the Borrower and each Guarantor in respect of any amount due in U.S. Dollars or an Alternative Currency (the “relevant currency”) under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to received such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the Borrower or relevant Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Person under Section 14.7 hereof, such Person agrees to remit such excess to the Borrower.

Section 14.20. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 14.21. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 14.22. Confidentiality. Each Lender agrees to maintain in confidence and not to disclose without the Borrower’s consent (other than to its employees, affiliates, auditors, counsel or other professional advisors, or to another Lender, each of which shall also be bound by this Section 14.22) any information concerning the Borrower or any Subsidiaries furnished pursuant to this Agreement and not previously disclosed in any filing made by the Borrower with the SEC; provided that any Lender may disclose any such information (a) that has become generally available to the public, (b) if required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over such Lender, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, or (e) to any prospective or actual participant under Section 14.11 or 14.12 hereof in connection with any contemplated or actual transfer of a participating or other interest in such Lender’s rights or obligations hereunder; provided, that (i) such actual or prospective transferee executes an agreement with such Lender containing provisions substantially identical to those contained in this Section 14.22 and (ii) in the case of any disclosure under subsection (c) above, such Lender shall (to the extent permitted by applicable law) notify the Borrower of such disclosure so that the Borrower may seek an appropriate protective order or waive such Lender’s compliance with the provisions of this Section, it being understood that if the Borrower has no right to obtain such a protective order or if the Borrower does not commence procedures to obtain such a protective order within ten Business Days of the receipt of such notice, such Lender’s compliance with this Section shall be deemed to have been waived with respect to such disclosure. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender and the Borrower (and each employee, representative or other agent of any Lender or the Borrower) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such party relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

[SIGNATURE PAGES FOLLOW.]

This Multicurrency Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWER

ARTHUR J. GALLAGHER & CO.

By	/s/ Jack H. Lazzaro
Name:	Jack H. Lazzaro
Title:	Vice President and Treasurer

Each of the undersigned hereby elects to be a “Guarantor” for all purposes of this Agreement. Each of the undersigned confirms that the representations and warranties set forth in Section 7 hereof are true and correct as to the undersigned as of the date hereof and that each shall comply with all of the covenants set forth in Section 9 hereof to the extent applicable to it. Without limiting the generality of the foregoing, each of the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, this Agreement, including without limitation Section 13 hereof.

GUARANTORS

ARTHUR J. GALLAGHER & CO. (ILLINOIS)
ARTHUR J. GALLAGHER BROKERAGE & RISK MANAGEMENT SERVICES, LLC
RISK PLACEMENT SERVICES, INC.
GALLAGHER RE, INC.
GALLAGHER BASSETT SERVICES, INC.
GALLAGHER BENEFIT SERVICES, INC.

By	/s/ Jack H. Lazzaro
Name:	Jack H. Lazzaro
Title:	Treasurer of each of the foregoing entities

Accepted and agreed to as of the day and year last above written.

HARRIS N.A., in its individual capacity as a Lender, as L/C Issuer and as Administrative Agent

By	/s/ Mark W. Piekos
Name:	Mark W. Piekos
Title:	Director

Address:

Harris N.A.
111 West Monroe Street
Attn.: Business Services Group
Chicago, Illinois 60603
Telecopy: (312) 461-3318
Telephone: (312) 293-8445

CITIBANK, N.A.

By	/s/ Matthew Nicholls
Name:	Matthew Nicholls
Title:	Director

Address:

388 Greenwich Street
23rd Floor
New York, New York 10013
Attn.: Mr. Matthew Nicholls
Telecopy: (212) 816-4143
Telephone: (212) 816-3472

BARCLAYS BANK PLC

By	/s/ Rory Merchant
Name:	Rory Merchant
Title:	Director-Insurance

Address:

Financial Markets Team
54 Lombard Street
London EC3V 9EX
Attn.: Mr. Rory Merchant
Telecopy: 020 7699 2407
Telephone: 020 7699 3309

JPMORGAN CHASE BANK, N.A.

By	/s/ Thomas A. Kiepura
Name:	Thomas A. Kiepura
Title:	Vice President

Address:

JPMorgan Chase Bank, N.A.
1 Bank One Plaza
IL 1-0364
Chicago, Illinois 60670
Attn.: Thomas A. Kiepura
Telecopy: (312) 325-3190
Telephone: (312) 325-3195

LASALLE BANK NATIONAL ASSOCIATION

By	/s/ Siamak Saidi
Name:	Siamak Saidi
Title:	Assistant Vice President

Address:

135 South LaSalle Street
Suite 1126
Chicago, Illinois 60603
Attn.: Mr. Siamak Saidi
Telecopy: (312) 904-6546
Telephone: (312) 904-7734

FIFTH THIRD BANK (Chicago), a Michigan banking corporation

By	/s/ Kim Puszczewicz
Name:	Kim Puszczewicz
Title:	Vice President

Address:

1701 W. Golf Road
Mail Drop GRLM9K
Rolling Meadows, Illinois 60008
Attn.: Ms. Kim Puszczewicz
Telecopy: (847) 354-7330
Telephone: (847) 871-6088

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Beth C. McGinnis
Name:	Beth C. McGinnis
Title:	Senior Vice President

By	/s/ Elizabeth S. Collins
Name:	Elizabeth S. Collins
Title:	Vice President

Address:

230 West Monroe Street
Suite 2900
Chicago, Illinois 60606
Attn.: Mr. Robert C. Meyer
Telecopy: (312) 845-8606
Telephone: (312) 345-8623

U.S. BANK NATIONAL ASSOCIATION

By	/s/ James DeVries
Name:	James DeVries
Title:	Senior Vice President

Address:

209 S. LaSalle St., Suite 410
Corporate Banking
Mail Code: MK-IL-RY4D
Chicago, Illinois 60604
Attn.: Mr. James DeVries
Telecopy: (312) 325-8750
Telephone: (312) 325-8885

BANK OF AMERICA N.A.

By	/s/ Debra Basler
Name:	Debra Basler
Title:	Senior Vice President

Address:

231 South LaSalle Street, 10th Floor
IL1-231-10-44
Chicago, Illinois 60697
Attn.: Ms. Debra Basler
Telecopy: (312) 987-0889
Telephone: (312) 828-3734

HARRIS NESBITT FINANCING, INC.

By	/s/ Mark W. Piekos
Name:	Mark W. Piekos
Title:	Director

Address:

Harris Nesbitt Financing, Inc.
111 West Monroe Street
Chicago, Illinois 60603
Telecopy: (312) 461-3318
Telephone: (312) 293-8445

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Name of Lender]	[Date]
[Address]

Attention:

Reference is made to the Multicurrency Credit Agreement, dated as of October 5, 2005 among Arthur J. Gallagher & Co., the Lenders named therein, and Harris N.A., as Administrative Agent (the ”Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower,                     , has failed to pay its Reimbursement Obligation in the amount of $            . Your Lender’s Percentage of the unpaid Reimbursement Obligation is $            ] or [The L/C Issuer has been required to return a payment by the Borrower,                     , of a Reimbursement Obligation in the amount of $            . Your Lender’s Percentage of the returned Reimbursement Obligations is $            .]

Very truly yours,

,
as L/C Issuer

By
Its

EXHIBIT B

REVOLVING CREDIT NOTE

October 5, 2005

FOR VALUE RECEIVED, the undersigned, ARTHUR J. GALLAGHER & CO., a Delaware corporation (the “Borrower”), promises to pay to the order of                                          (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris N.A., in Chicago, Illinois, (or in the case of Eurocurrency Loans denominated in an Alternative Currency, at such office as the Administrative Agent has previously notified the Borrower) in the currency of such Loan in accordance with Section 4.2 of the Credit Agreement, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Lender shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Revolving Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Revolving Loan is a Base Rate Loan or a Eurocurrency Loan, the currency thereof and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Revolving Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in the Multicurrency Credit Agreement dated as of even date herewith, among the Borrower, Harris N.A., individually and as Administrative Agent, and the lenders from time to time party thereto (said Multicurrency Credit Agreement, as amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

The Borrower hereby promises to pay all reasonable costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor, all as more particularly provided in the Credit Agreement. The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder except as expressly provided in the Credit Agreement.

ARTHUR J. GALLAGHER & CO.

By
Jack H. Lazzaro
Its:	Vice President and Treasurer

EXHIBIT C

SWING LINE NOTE

$30,000,000.00	October 5, 2005

On the Termination Date, for value received, the undersigned, ARTHUR J. GALLAGHER & CO., a Delaware corporation (the “Borrower”), promises to pay to the order of Harris N.A. (the “Lender”), at the principal office of Harris N.A. in Chicago, Illinois, the principal sum of (i) Thirty Million and 00/100 Dollars ($30,000,000.00), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Swing Loans owing from the Borrower to the Lender pursuant to the Credit Agreement hereinafter mentioned.

This Note evidences Swing Loans made and to be made to the Borrower by the Lender pursuant to that certain Multicurrency Credit Agreement dated as of even date herewith among the Borrower, Harris N.A., individually and as Administrative Agent, and the lenders from time to time party thereto (said Multicurrency Credit Agreement, as amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office specified above on each Swing Loan evidenced hereby at the rates and times specified therefor in the Credit Agreement.

Each Swing Loan made by the Lender to the Borrower against this Note, any repayment of principal hereon and the interest rates applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof) and the Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Lender shall be prima facie evidence of the unpaid balance of this Note and the interest rates applicable thereto.

This Note is issued by the Borrower under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity as specified in the Credit Agreement, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meaning herein as such terms have in the Credit Agreement.

This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflict of law.

The Borrower hereby promises to pay all reasonable costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor, all as more particularly provided in the Credit Agreement. The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder except as expressly provided in the Credit Agreement.

ARTHUR J. GALLAGHER & CO.

By
Jack H. Lazzaro
Its:	Vice President and Treasurer

EXHIBIT D

COMMITMENT AMOUNT INCREASE REQUEST

                            , 20

Harris N.A.,

as Administrative Agent (the “Administrative Agent”)

for the Lenders referred to below

111 West Monroe Street

Chicago, Illinois 60603

Attention: Agency Services

Re:	Multicurrency Credit Agreement dated as of October 5, 2005 (together with all amendments, if any, hereafter from time to time made thereto, the “Credit Agreement”) among Arthur J, Gallagher & Co., the Guarantors party thereto, the Lenders party thereto and the Administrative Agent

Ladies and Gentlemen:

In accordance with the Credit Agreement, the Borrower hereby requests that the Administrative Agent consent to an increase in the aggregate Revolving Credit Commitments (the “Commitment Amount Increase”), in accordance with Section 3.8 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment of [name of existing Lender(s)] [and] [the addition of [each of] [name of each new Lender] (the [each a] “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the Revolving Credit Commitment of the [Lender(s)] [New Lenders] shall be [$            .] [as follows:

LENDER/NEW LENDER	REVOLVING CREDIT COMMITMENT AMOUNT

$
$ ]

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The [Each] New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The [Each] New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the creditworthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the [each] New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3. The [Each] New Lender hereby advises you of the following administrative details with respect to its Loans and Revolving Credit Commitments:

(A)	Notices:

Institution Name:

Address:

               _____________________

Telephone:

Facsimile:

(B)	Payment Instructions:

[4. The [Each] New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in Section 4.1 of the Credit Agreement.]*

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 3.8, of the Credit Agreement, but not in any case prior to                                         ,         . It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 3.8 of the Credit Agreement shall have been paid.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

ARTHUR J. GALLAGHER & CO.

By
Name:
Title:

[NEW BANK/BANK INCREASING COMMITMENT]

By:
Name:
Title:

The undersigned hereby consents

on this      day of                     ,

             to the above-requested Commitment

Amount Increase.

HARRIS N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to Harris N.A. as Administrative Agent pursuant to the Multicurrency Credit Agreement, dated as of October 5, 2005 among Arthur J. Gallagher & Co., the Lenders signatory thereto and Harris N.A., as Administrative Agent (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                                                               of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the financial condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Section 9.4 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, fairly present in all material respects the consolidated financial conditions of the Borrower and its Subsidiaries as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

6. During the most recently ended fiscal quarter of the Borrower, no Subsidiary became a direct Material Wholly-Owned Domestic Subsidiary [except for                                          ].

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

        _________________________________________________________________________________________________________

        _________________________________________________________________________________________________________

        _________________________________________________________________________________________________________

        _________________________________________________________________________________________________________

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                      day of                      20    .

________________________________________________

______________________________, _________________
(Type or Print Name) (Title)

ATTACHMENT TO COMPLIANCE CERTIFICATE

ARTHUR J. GALLAGHER & CO.

Compliance Calculations for Multicurrency Credit Agreement

Dated as of October 5, 2005

Calculations as of                     , 20

($000)

A.	NET WORTH (SECTION 9.6)

	1.	Net Worth as defined	$

	2.	Base Net Worth as prescribed	$	[550,000	]

	3.	40% Cumulative positive consolidated quarterly Net Income (commencing with fiscal quarter ending 9/30/05)	$

	4.	Minimum Net Worth required as of this date (line A2 + A3)	$

	5.	Borrower is in compliance? (Line A1 • line A4)		Yes/No

B.	CASH FLOW LEVERAGE RATIO (SECTION 9.7)

	1.	Indebtedness representing borrowed money (excluding non-recourse debt)	$

	2.	Capitalized Lease Obligations	$

	3.	Guarantees	$

	4.	Letters of Credit	$

	5.	All other obligations defined as Funded Debt	$

	6.	Total Funded Debt (sum of lines B1 through B5)	$

	7.	Excess Cash as defined	$

	8.	Line B6 minus line B7	$

	9.	Net Income as defined	$

	10.	Amounts deducted in arriving at Net Income in respect to

		(a) Interest Expense as defined	$

		(b) Federal, state and local income tax expense	$

		(c) Depreciation of fixed assets and amortization of intangible assets	$

	11.	Sum of lines B9, B10(a), B10(b) and B10(c) (“EBITDA”)	$

	12.	Adjusted Cash Flow Leverage Ratio (ratio of line B8 to line B11)		: 1

	13.	Adjusted Cash Flow Leverage Ratio allowed as of this date		2.75 : 1

	14.	Borrower is in compliance? (Circle yes or no)		Yes/No

C.	INTEREST COVERAGE RATIO (SECTION 9.8)

	1.	Net Income as defined	$

	2.	Amounts deducted in arriving at Net Income in respect to

		(a) Interest Expense as defined	$

		(b) Federal, state and local income tax expense	$

	3.	Sum of lines C1, C2(a) and C2(b) (“EBIT”)	$

	4.	Interest Expense as defined	$

	5.	Interest Coverage Ratio (ratio of line C3 to line C4)		: 1.0

	6.	Interest Coverage Ratio allowed as of this date		4.00 : 1.0

	7.	Borrower is in compliance? (Circle yes or no)		Yes/No

EXHIBIT F

ASSIGNMENT AND ACCEPTANCE

Dated                     , 20

Reference is made to the Multicurrency Credit Agreement dated as of October 5, 2005 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Arthur J. Gallagher & Co., the Lenders and Harris N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.

                                                              (the “Assignor”) and                                          (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest as shown on Schedule I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Revolving Credit Commitment as in effect on the Effective Date and the Revolving Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Percentage of any outstanding L/C Obligations and Swing Loans, if any.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 9.4(a) and Section 9.4(b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending offices (and address for notices) the offices set forth beneath its name on the signature pages hereof.

4. As consideration for the assignment and sale contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount agreed upon between them. It is understood that commitment and/or Letter of Credit fees accrued to the date hereof with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be                     , 20     (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower for its acceptance, to the extent required by the Credit Agreement, and to the Administrative Agent for acceptance and recording by the Administrative Agent.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. In accordance with Section 14.12 of the Credit Agreement, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver to the Assignee a Revolving Credit Note payable to the Assignee in the amount of its Revolving Credit Commitment and to the Assignor a new Revolving Credit Note in the amount of its Revolving Credit Commitment, in each case, after giving effect to this assignment.

9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

Lending Office (and address for notices):

LIBOR Funding Office:

Accepted and consented this
day of ,

ARTHUR J. GALLAGHER & CO.

By:
Title:

Accepted and consented to by the Administrative Agent this
day of ,

[ADMINISTRATIVE AGENT]

By:
Title:

SCHEDULE I

TO

ASSIGNMENT AND ACCEPTANCE

The Assignee hereby purchases and assumes from the Assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date:

FACILITY ASSIGNED	AGGREGATE REVOLVING CREDIT COMMITMENTS FOR ALL LENDERS	AMOUNT OF REVOLVING CREDIT COMMITMENT ASSIGNED	PERCENTAGE ASSIGNED OF AGGREGATE REVOLVING CREDIT COMMITMENTS
Revolving Credit

EXHIBIT G

ADDITIONAL GUARANTOR SUPPLEMENT

                    , 200

HARRIS N.A., as Administrative Agent for the Lenders named in the Multicurrency Credit Agreement dated as of October 5, 2005, among Arthur J. Gallagher & Co., as Borrower, the Guarantors referred to therein, the Lenders from time to time party thereto, and the Administrative Agent (the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 7 of the Credit Agreement are true and correct in all material respects as and to the extent that they apply to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 9 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 13 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours,

[NAME OF GUARANTOR]

By
Name
Title

SCHEDULE 1

REVOLVING CREDIT COMMITMENTS

NAME OF LENDER	REVOLVING CREDIT COMMITMENT
Harris N.A.	$40,000,000
Harris Nesbitt Financing, Inc.	$36,250,000
Citibank N.A.	$76,250,000
Barclays Bank PLC	$67,500,000
JPMorgan Chase Bank, N.A.	$50,000,000
LaSalle Bank National Association	$50,000,000
Fifth Third Bank (Chicago)	$35,000,000
Wells Fargo Bank, National Association	$35,000,000
U.S. Bank National Association	$35,000,000
Bank of America N.A.	$25,000,000
TOTAL	$450,000,000

SCHEDULE 1.2(a)

EXISTING LETTERS OF CREDIT

LETTER OF CREDIT NUMBER	STATED MATURITY DATE	STATED AMOUNT	BENEFICIARY
HACH 19449OS	10/1/06	$5,500,000.00	Hartford Fire Insurance Company
HACH 19143OS	11/22/05	$4,379,608.00	IL Dept. of Natural Resources
HACH 61696OS	12/21/05	$2,000,000.00	Comerica Bank
HACH 19457OS	11/20/05	$12,575,466.80	First Union National Bank
HACH 19456OS	9/20/06	$3,000,000.00	Teachers Insurance and Annuity
HACH 19163OS	12/20/05	$3,700,000.00	Artex Insurance Company Ltd.
HACH 61697OS	12/21/05	$1,000,000.00	Bank of N.T. Butterfield and Son

SCHEDULE 7.2

SUBSIDIARIES

Those companies which are indented represent Subsidiaries of the corporation under which they are indented. Except for directors’ qualifying shares, 100% of the Voting Stock of each of the Subsidiaries listed below, other than those indicated by footnote, is owned of record or beneficially by its indicated parent Direct Material Wholly-Owned Domestic Subsidiaries appear in bold-faced type.

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION
Arthur J. Gallagher & Co.	Delaware
Arthur J. Gallagher & Co. (Illinois)	Illinois
Arthur J. Gallagher Service Company	Delaware
Arthur J. Gallagher Brokerage & Risk Management Services, LLC	Delaware
Arthur J. Gallagher Risk Management Services, Inc.	Illinois
Arthur J. Gallagher & Co. (Florida)	Florida
Arthur J. Gallagher & Co. of New York, Inc.	New York
Arthur J. Gallagher & Co. - Greenville	South Carolina
Arthur J. Gallagher and Co. of Massachusetts, Inc.	Massachusetts
Arthur J. Gallagher & Co. - Little Rock	Arkansas
Arthur J. Gallagher & Co. Insurance Brokers of California, Inc.	California
Charity First Insurance Services, Inc.	California
Arthur J. Gallagher & Co. of Mississippi, Inc.	Mississippi
Arthur J. Gallagher & Co. of Tennessee, Inc.	Tennessee
Arthur J. Gallagher & Co. of Kentucky, Inc.	Kentucky
C. W. Excess Incorporated	New York
Gallagher Loss Control Services, Inc.	Tennessee
Gallagher Healthcare Insurance Services, Inc.	Texas

Gallagher Healthcare Insurance Services of Kansas City, LLC[1]	Missouri
Lamberson Koster & Company	California
Manning & Smith Insurance, Inc.	Kansas
Risk Placement Services, Inc.	Illinois
Risk Placement Services of Texas, Inc.	Texas
Risk Placement Services of Arkansas, Inc.	Arkansas
Risk Placement Insurance Services of Massachusetts, Inc.	Massachusetts
Risk Placement Services of Louisiana, Inc.	Louisiana
Risk Placement Services of Pennsylvania, Inc.	Pennsylvania
Risk Placement Services of New York, Inc.	New York
Edwin M. Rollins Company	North Carolina
Risk Placement Services of Nevada, Inc.	Nevada
Risk Placement Services of Arizona, Inc.	Arizona
Arthur J. Gallagher & Co. (Bermuda) Limited	Bermuda
Arthur J. Gallagher Intermediaries (Bermuda) Limited	Bermuda
Arthur J. Gallagher Management (Bermuda) Limited	Bermuda
Gallagher Captive Services (Cayman) Limited	Cayman Islands
Scholastic Risk Services Limited	Bermuda
Artex Insurance Company Ltd.[2]	Bermuda
Artex Underwriting Managers Ltd.	Bermuda
Protected Insurance Company	Bermuda
Arthur J. Gallagher (UK) Limited	England
Arthur J. Gallagher Middle East BSC(c)[1]	Bahrain
Risk Management Partners Ltd.	England
John Plumer & Company Limited	England
Morgan Insurance Services Limited	England
MRS Holdings Limited	England

[1]	49% of the Common Stock of this subsidiary is owned by a third party.
[2]	76% of the Common Stock of this subsidiary is owned by two third parties.

Morgan Read & Sharman Limited	England
Arthur J. Gallagher Asia Pte Ltd.[3]	Singapore
Arthur J. Gallagher Asia Limited	Hong Kong
Arthur J. Gallagher (L) BHD	Malaysia
Connor Hale Kerslake Limited	England
Arthur J. Gallagher Australasia Holdings Pty Ltd.	Australia
Australis Group (Underwriting) Pty Ltd.	Australia
Arthur J. Gallagher Reinsurance Australasia Pty Ltd.	Australia
Arthur J. Gallagher (Aus) Pty Ltd.	Australia
Gallagher Re, Inc.	Delaware
Specialty Catastrophe Services, Inc.	New Jersey
Gallagher Bassett Services, Inc.	Delaware
Gallagher Bassett of New York, Inc.	New York
Gallagher Bassett International Ltd.	Delaware
Gallagher Bassett International Ltd. (UK)	England
Gallagher Bassett Canada Inc.	Canada
Gallagher Bassett Investigative Services, Inc.	Delaware
Wyatt Gallagher Bassett Pty Ltd.	Australia
Wyatt Gallagher Bassett Workers Compensation Victoria Pty Ltd.	Australia
Gallagher Bassett International S.A.	France
AJG Financial Services, Inc.	Delaware
AJG Capital, Inc.[4]	Illinois
Aviacargo Leasing Limited	Ireland
AJG Investments, Inc.	Delaware
AJG Premium Finance, Inc.	Illinois
AJG Coal, Inc.	Delaware
AJG Coal Indiana LLC	Indiana

[3]	49% of the Common Stock of this subsidiary is owned by two third parties.
[4]	10% of the Common Stock of this subsidiary is owned by an unrelated party.

AJG Two Pierce, Inc.	Delaware
Gallagher Benefit Services, Inc.	Delaware
Gallagher Benefit Services of Michigan, Inc.	Michigan
Gallagher Benefit Services of the Carolinas, Inc.	North Carolina
Gallagher Benefit Services of Colorado, Inc.	Colorado
Gallagher Benefit Services of Kansas City, Inc.	Delaware
Gallagher Benefit Services of New York, Inc.	New York
Gallagher Benefit Services of Texas, Inc.	Texas
Gallagher Benefit Services of Washington, D.C.	Delaware
GBS Retirement Services, Inc.	New York
Gallagher Benefit Services of Alabama, Inc.	Alabama
GBS Insurance and Financial Services, Inc.	Delaware
GBS Administrators, Inc.	Washington
Being Dissolved
IMC Insurance Management Corporation	Missouri
IMC Services Corporation	Missouri
Colonial Alternative Risk Services, Inc.	New York